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                                                                    EXHIBIT 21.0

                           SUBSIDIARIES OF REGISTRANT

-     2 Quaker Road Corp., a New York Corporation

-     2 Quaker Road, LLC, a Delaware Limited Liability Company

-     265 Livingston Street Corp., a New Jersey Corporation

-     Barrcip Inc., a Delaware Corporation

-     Barr Pharmaceuticals, Inc., a New York Corporation

-     BRL, Inc. d/b/a Barr Research, a Delaware Corporation

-     Duramed Pharmaceuticals, Inc., a Delaware Corporation

-     Marketmaster, Inc., an Ohio Corporation

-     Duramed Reasearch and Development Corporation, a New York Corporation

-     Duramed Europe, Ltd., a UK Corporation